Exhibit 99.1

                                    Press Release


                                November 15, 1996

                 F&M BANCORP COMPLETES HOME FEDERAL ACQUISITION

Investor Relations:        Toll-Free:       (888) 694-4170
                           Internet:         www.fmbn.com

Frederick, MD, November 15, 1996 - F&M Bancorp (NASDAQ/NMS:FMBN), parent company of Farmers and Mechanics National Bank, today announced that following the receipt of all required regulatory approvals and satisfaction of all other conditions precedent to closing, it has completed its acquisition of Home Federal Corporation, Hagerstown, MD, and its principal subsidiary Home Federal Savings Bank, effective as of the close of business November 15, 1996. Home Federal Savings Bank becomes the second banking subsidiary of F&M Bancorp.

Faye E. Cannon, president and chief executive officer of F&M Bancorp, said, "Today marks the advent of a new dimension in community banking for the customers of Farmers and Mechanics National Bank and Home Federal Savings Bank. We welcome our new affiliate to the F&M Bancorp family and look forward to serving Home Federal's market with a growing array of traditional and contemporary financial products and services. With this significant new presence in Washington County, we have enhanced our position as the leading, customer-focused community banking institution in our marketplace."

Richard W. Phoebus, Sr., president and chief executive officer of Home Federal Savings Bank, added, "We believe this affiliation is good for Home Federal's former stockholders and has great potential for our customers and the community. F&M Bancorp's reputation for providing services to meet community needs has been the basis for their impressive growth and development. We, too, have the customer at the center of our business. With this important shared philosophy and the considerable resources of our new parent company, Home Federal Savings Bank is well positioned to efficiently expand its products, services and delivery systems, creating even greater value for our customers."

Terms of the Plan and Agreement to Merge result in an exchange of 0.49535 shares of F&M Common Stock for each share of Home Federal Common Stock, with fractional shares paid in cash at the rate of $23.90 per share. The exchange ratio requires the issuance of 1,247,791 new shares of F&M Bancorp Common Stock in exchange for all 2,519,010 shares of Home Federal. The transaction has a value of $29.0 million based upon F&M's closing stock price of $23.25 per share on November 14, 1996.

Following the closing, Home Federal Corporation's stockholders will be advised by letter as to the procedure for exchanging their shares.

The merger transaction will be accounted for as a "pooling of interests" whereby the financial condition and results of operations of F&M Bancorp and Home Federal Corporation will be combined for all prior periods in financial statements published after November 15, 1996.

Based on the pro forma combined assets of F&M Bancorp and Home Federal Corporation as if they had merged on September 30, 1996, F&M Bancorp would rank as the fourth largest independent bank holding company headquartered in Maryland with total assets of $989 million. It operates 24 branch offices and 32 ATMs of Farmers and Mechanics National Bank in Frederick, Carroll and Montgomery Counties, and delivers banking services throughout its market with the region's first full-service mobile unit, Express Bank. Home Federal Savings Bank operates seven offices and 17 ATMs primarily in Hagerstown, Washington County.